Exhibit 99.1
WSI Industries Reports Second Quarter Results
March 25, 2009—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2009 second quarter ending March 1, 2009 of $4,001,000, a 38% decrease versus the prior year amount of $6,422,000. Year-to-date sales for the six months ended March 1, 2009 totaled $10,037,000 versus $12,396,000 in the prior year. The Company incurred a net loss for the fiscal second quarter of $307,000 or $.11 per share versus net income of $433,000 or $.15 per share in the prior year quarter. For the year-to-date period ended March 1, 2009, the Company experienced a net loss of $206,000 or $.07 per share versus the prior year’s net income of $819,000 or $.29 per share.
Michael J. Pudil, president and chief executive officer, commented: “The economic recession took a toll on our fiscal 2009 second quarter revenues as we experienced sales declines in all sectors of our business. December and January were especially hard hit with deliveries being deferred from our two main industries, recreational vehicles and energy. With the shortfall in revenue, we experienced our first quarterly loss in almost 5 years.” Pudil went on to say: “While it is uncertain when the overall recovery will occur in the country, our current customer schedules for the second half of fiscal 2009 project a rebound in sales. During this period, we will be working to streamline and reduce costs in an effort to return WSI to profitability without impacting revenue or the ability to capture new business.” Pudil concluded: “Even during this troubling time, WSI has been able to secure additional long term agreements, new multiyear purchase orders, and new parts for existing programs. We therefore remain confident about WSI’s long-term future. We have a strong balance sheet, state of the art equipment and facilities, and have good relationships with customers who are leaders in their industries. We are continually working and quoting on new business opportunities and believe that we will be in a stronger position when the economy starts to improve.”
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Second quarter ended		First six months ended
	March 1,	February 24,	March 1,	February 24,
	2009	2008	2009	2008
Net Sales	$4,001	$6,422	$10,037	$12,396
Cost of products sold	3,809	5,057	9,019	9,912

Gross margin	192	1,365	1,018	2,484

Selling and administrative expense	558	650	1,140	1,227
Interest and other income	(4)	(28)	(10)	(148)
Interest and other expense	117	77	210	144

Profit (loss) from operations before income taxes	(479)	666	(322)	1,261
Income taxes	(172)	233	(116)	442

Net earnings (loss)	($307)	$433	($206)	$819

Basic earnings (loss) per share	($0.11)	$0.16	($0.07)	$0.30

Diluted earnings (loss) per share	($0.11)	$0.15	($0.07)	$0.29

Weighted average number of common shares	2,789	2,734	2,787	2,729

Weighted average number of dilutive common shares outstanding	2,789	2,795	2,793	2,787
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	March 1,	February 24,
	2009	2008
Assets:
Total Current Assets	$7,974	$8,159
Property, Plant, and Equipment, net	8,044	5,402
Intangible Assets	3,005	2,894

Total Assets	$19,023	$16,455

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,884	$3,735
Long-term debt	6,264	4,105
Shareholders’ equity	8,875	8,615

Total Liabilities and Shareholders’ Equity	$19,023	$16,455